UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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3COM CORPORATION
(Name of Registrant as Specified In Its Charter)

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GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
VOTE REQUIRED
NOMINEES AND OTHER DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTE REQUIRED
BOARD OF DIRECTORS, COMMITTEES AND COMPENSATION
CORPORATE GOVERNANCE PRINCIPLES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
OPTION GRANTS IN FISCAL 2006
AGGREGATED OPTION EXERCISES IN FISCAL 2006 AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
RELATED-PARTY TRANSACTIONS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
COMPARISON OF STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

350 Campus Drive
Marlborough, Massachusetts 01752-3064
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 20, 2006
Dear Shareholder:
          We cordially invite you to attend our Annual Meeting of Shareholders, which will be held on Wednesday, September 20, 2006 at 8:00 a.m. local time at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts. The purpose of the meeting is to:
1.	Elect four Class II directors, each to hold office for a two-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as our registered independent public accounting firm for the fiscal year ending June 1, 2007; and

3.	Transact such other business as may properly come before the meeting and any adjournments thereof.
          You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on August 4, 2006. For ten days before the meeting, you can examine a complete list of the stockholders entitled to vote at the meeting for any purpose germane to the meeting during regular business hours at our offices at 350 Campus Drive, Marlborough, Massachusetts.

By Order of the Board of Directors,

/S/ NEAL D. GOLDMAN

Neal D. Goldman Secretary

August 24, 2006 Marlborough, Massachusetts
IMPORTANT: Please complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously mailed your proxy card.

350 Campus Drive
Marlborough, Massachusetts 01752-3064
PROXY STATEMENT
     Your vote is very important. For this reason, our Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. This solicitation is being made, and this proxy statement and form of proxy are being sent to you, in connection with the Board’s request. These materials have been prepared for the Board by our management.
     The annual meeting of shareholders will be held on Wednesday, September 20, 2006 at 8:00 a.m. local time at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts. Our principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752 and our telephone number is (508) 323-1000. This proxy statement and form of proxy are first being sent to our stockholders on or about August 24, 2006.
GENERAL INFORMATION
     Our Financial Information. Our financial statements and related information are included in our Annual Report on Form 10-K, which is enclosed with this Proxy Statement.
     Who Can Vote. You are entitled to vote your 3Com common stock if our records showed that you held your shares as of the close of business on August 4, 2006. We refer to this date as the “Record Date.” At the close of business on the Record Date, a total of 394,154,255 shares of common stock were issued and outstanding. You may vote in person or by proxy. Each share of 3Com common stock has one vote. There is no cumulative voting in the election of our directors.
     Cost of this Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks, brokers and other nominees to solicit their customers who hold our stock in street name and will reimburse them for their reasonable, out-of-pocket costs. We may also ask our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail. None of these individuals will receive any additional or special compensation for soliciting proxies. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a firm is retained.
     Voting Your Proxy. If you hold your common stock in street name through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow to vote your shares. If you hold your shares in your own name as a holder of record, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxies will vote your shares as you instruct. Of course, you can always attend the meeting and vote your shares in person. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board.
     Revoking Your Proxy. To revoke your proxy if you are a holder of record, you must advise our Secretary in writing before the meeting, deliver a validly executed proxy with a later date that we receive prior to the meeting, or attend the meeting and vote your shares in person. You may revoke your proxy at any time before your shares are voted.
     Quorum. The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote on that matter at the annual meeting (the “Votes Cast”).

     Abstentions. Although the law in Delaware is unclear on the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) whether a quorum is present and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have no effect on the outcome of Proposal 1 and abstentions will have the effect of a vote against Proposal 2.
     Broker Non-Votes. We will count broker non-votes in determining the presence or absence of a quorum, but broker non-votes will not be counted for purposes of determining the number of Votes Cast on a particular proposal. Accordingly, broker non-votes will have no effect on the outcome of any of the proposals.
PROPOSAL 1:
ELECTION OF DIRECTORS
     Our bylaws authorize the Board to fix the number of directors. The exact number of directors is currently fixed at seven. Our Board is divided into two classes, with the classes serving for staggered two-year terms. Class I currently has two members and Class II currently has five members. You may not vote for more than four nominees at the annual meeting. Each of the four Class II directors to be elected at the 2006 Annual Meeting are to be elected to hold office until the 2008 Annual Meeting and until his successor has been duly elected and qualified or his earlier death, resignation or removal.
     Our Board has appointed Edgar Masri, our new President and Chief Executive Officer, to our Board as a Class I director, effective immediately after our 2006 Annual Meeting for a term expiring at the 2007 Annual Meeting or his earlier resignation or removal. In addition, David C. Wajsgras, one of our current directors, has determined not to stand for re-election as a Class II director at the 2006 Annual Meeting, although he will finish out his term which expires at the 2006 Annual Meeting. Accordingly, immediately following our 2006 Annual Meeting and assuming the re-election of all nominees, Class I will have three members and Class II will have four members.
     The Board’s nominees as Class II directors are Messrs. Benhamou, DiCamillo, Long and Reddy. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board may designate. The Board believes that all nominees are willing and able to serve if elected.
VOTE REQUIRED
     Directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected as Class II directors. Votes withheld for any nominee will not be counted. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MESSRS. BENHAMOU, DICAMILLO, LONG AND REDDY.

NOMINEES AND OTHER DIRECTORS
     The following table sets forth the name, age, principal occupation during the past five years and the period of service as a director of 3Com of each (1) nominee, (2) director whose term of office will continue after the annual meeting, (3) director whose term of office will expire at the annual meeting (and will not continue) and (4) director appointed effective immediately after the annual meeting. Each nominee currently serves as a director. There are no family relationships among any directors or executive officers.
Nominees for Election

Eric A. Benhamou Director since 1990 Age 50	Mr. Benhamou has been our Chairman of the Board since July 1994. Mr. Benhamou served as our Chief Executive Officer from September 1990 to January 2001 and President from April 1990 through August 1998. Mr. Benhamou is currently Chairman and Chief Executive Officer of Benhamou Global Ventures, LLC, an investment vehicle he formed in 2004. Mr. Benhamou is also Chairman of the Board of Palm, Inc. and Cypress Semiconductor Corporation, and a director of RealNetworks, Inc. and SVB Financial Group. Mr. Benhamou is also a member of the Computer Science and Technology Board and serves on the Executive Committee of Technet.

Gary T. DiCamillo Director since 2000 Age 55	Mr. DiCamillo has been the President and CEO of American Crystal, Inc., a group of privately-held technical, professional and commercial staffing companies, since September 2005. Prior to that, he was President and CEO of TAC Worldwide Companies, a large privately-held technical and professional staffing company, from 2002 to 2005. Prior to that, Mr. DiCamillo was Chairman and Chief Executive Officer of Polaroid Corporation, a position he held from 1995 through 2002. Prior to joining Polaroid, Mr. DiCamillo served as Group Vice President of the Black & Decker Corporation and President of its Worldwide Power Tools and Accessories business from 1993 to 1995. Mr. DiCamillo is a director of the Whirlpool Corporation.

James R. Long Director since 2000 Age 63	Mr. Long retired from his position as Executive Vice President of Nortel Networks, a global leader in telephony, data, wireless and wireline solutions for the Internet, on December 31, 1999, a position he held since 1994. Mr. Long also served as President of Enterprise Solutions of Nortel Networks from 1997 through 1999, President of Nortel World Trade, based in London and Hong Kong, from 1994 through 1997, and Senior Vice President of Nortel’s Asia Pacific Division from 1992 to 1994. Mr. Long is a director of Cypress Semiconductor Corporation.

Raj Reddy Director since 2001 Age 69	Mr. Reddy is the Herbert A. Simon University Professor of Computer Science and Robotics in the School of Computer Science at Carnegie Mellon University, a position he has held since 1969. He served as dean of the School of Computer Science at Carnegie Mellon University from 1991 to 1999. Mr. Reddy served as co-chair of the President’s Information Technology Advisory Committee from 1999 to 2001.

Continuing Directors

Julie St. John Director since 2004 Age 54	Ms. St. John is currently Executive Vice President and Chief Information Officer for the Enterprise Systems and Operations division at Fannie Mae, the nation’s largest non-bank financial services company, and has been employed there since 1990. Before joining Fannie Mae, Ms. St. John was Vice President for Information Systems at Residence Inn by Marriott. Prior to that, she was a principal at Arthur Young & Company for the firm’s strategic technology planning practice.

Paul G. Yovovich Director since 1997 Age 52	Mr. Yovovich is President of Lake Capital, a private investment firm that he co-founded in 1998. Mr. Yovovich was a director of U.S. Robotics Corporation from 1991 until it was acquired by 3Com in June 1997. Mr. Yovovich served as President of Advance Ross Corporation, an international financial services company, from 1993 to 1996. He is also a director of several private companies.
Director Not Continuing After the Annual Meeting

David C. Wajsgras Director since 2003 Age 45	Since March 2006, Mr. Wajsgras has been the Senior Vice President and Chief Financial Officer of Raytheon Corporation, an industry leader in defense and government electronics, space, information technology, technical services and business aviation and special mission aircraft. Prior to that, Mr. Wajsgras was with Lear Corporation, one of the largest suppliers of automotive interior systems and components, as its Executive Vice President and Chief Financial Officer from August 2005 to March 2006, its Senior Vice President and Chief Financial Officer from January 2002 to August 2005 and its Vice President and Corporate Controller from September 1999 to January 2002. Prior to joining Lear, Mr. Wajsgras served as Corporate Controller of Engelhard Corporation from September 1997 until August 1999 and was employed in various senior financial positions at AlliedSignal Inc. (now Honeywell International Inc.), including Chief Financial Officer of the Global Shared Services organization from March 1992 to September 1997.
Director Appointed Effective Immediately After the Annual Meeting

Edgar Masri To become a Class I Director on September 20, 2006, with a term expiring at the 2007 Annual Meeting Age 48	Mr. Masri became our President and Chief Executive Officer in August 2006. Mr. Masri will also assume the role of Chairman of Huawei-3Com Co., Ltd., 3Com’s majority-owned China-based joint venture. Before re-joining 3Com, Mr. Masri was a General Partner from 2000 to March 2006, and more recently an advisor, at Matrix Partners, a leading technology venture capital firm, where he made investments in the wireless, broadband and semiconductor industries. Mr. Masri was also Chief Operating Officer at Redline Communications, a leading provider of advanced broadband wireless access and backhaul solutions based in Canada, from April to August of 2006. Mr. Masri spent fifteen years as a senior manager at 3Com, from 1985 to 2000. During this time he served as Senior Vice President and General Manager of our Network Systems Business Unit and Premises Distribution Unit, President of 3Com Ventures and held senior roles in our marketing group. Mr. Masri holds a Master’s degree in electrical engineering and computer science and earned an MBA from Stanford University.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit and Finance Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 1, 2007, including service to our consolidated subsidiaries. Deloitte & Touche LLP has acted in this capacity since its appointment in 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board’s Audit and Finance Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance.
     The following table shows the fees paid or accrued by 3Com for the audit and other services provided by Deloitte & Touche LLP for fiscal 2005 and 2006.

	Fiscal 2005	Fiscal 2006
Audit Fees (1)	$2,096,785	1,947,200
Audit-Related Fees (2)	772,000	25,000
Tax Fees (3)	103,692	144,749
All Other Fees (4)	149,600	—

Total	$3,122,077	2,116,949

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with statutory or regulatory filings and the audit of our internal control over financial reporting.

(2)	Audit-Related Fees for fiscal 2006 consisted of services related to a SAS 50 report delivered in connection with our determination to consolidate the results of our China-based joint venture, Huawei-3Com Co., Ltd. Audit-Related Fees for fiscal 2005 consisted primarily of services related to our compliance with the Sarbanes-Oxley Act of 2002.

(3)	Tax Fees consisted primarily of services related to tax compliance, tax advice and tax planning.

(4)	All Other Fees for fiscal 2005 consisted primarily of accounting-related due diligence in connection with our acquisition of TippingPoint Technologies, Inc.
     The Audit and Finance Committee pre-approves all audit-related and non-audit services to be performed by our independent registered public accounting firm and the fees associated with those services. The Audit and Finance Committee pre-approved 100% of the audit-related and non-audit services performed by Deloitte & Touche LLP in fiscal 2005 and 2006.
VOTE REQUIRED
     The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect on the outcome of the vote. If our stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the Board will reconsider such appointment.
     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 1, 2007.

BOARD OF DIRECTORS, COMMITTEES AND COMPENSATION
Board Independence
     Our Board of Directors has determined that Ms. St. John and each of Messrs. DiCamillo, Long, Reddy, Wajsgras and Yovovich are independent within the meaning of the listing standards of the NASDAQ Stock Market.
Board Meetings
     During fiscal 2006, our Board of Directors held five regularly scheduled meetings and seven special meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.
Committees of the Board
     The Board of Directors has established an Audit and Finance Committee, a Compensation Committee, a Nominating and Governance Committee, and a Technology Committee. The Audit and Finance, Compensation, and Nominating and Governance committees are separately-designated standing committees and each committee consists of only “independent” directors (as independence is defined under applicable standards, including those of the NASDAQ Stock Market). In addition to being “independent” under NASDAQ’s general independence standards, the Board has determined that each member of the Audit and Finance Committee meets the additional “independence” standards set forth by SEC rules. Membership of each committee is listed below.

Nominating and
Audit and Finance[1]	Compensation	Governance	Technology[2]
David C. Wajsgras*	Gary T. DiCamillo*	Paul G. Yovovich*	Eric A. Benhamou
James R. Long**	Paul G. Yovovich	James R. Long	Raj Reddy
Julie St. John

*	Current Chair

**	Appointed as Chair effective at the annual meeting, assuming re-election to the Board at the annual meeting
     Audit and Finance Committee. Our Audit and Finance Committee met ten times in fiscal 2006. The Audit and Finance Committee engages our independent registered public accounting firm, approves services rendered by our independent registered public accounting firm, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Committee also meets regularly with our independent registered public accounting firm and our director of internal audit without management present. The Board has determined that Mr. Wajsgras, an independent member of our Board, is an Audit Committee Financial Expert, as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. The Board has also determined that Mr. DiCamillo, an independent member of our Board who has been appointed to join the Audit and Finance Committee effective at the 2006 Annual Meeting, is also an Audit Committee Financial Expert. The Board has determined that each current member of the Audit and Finance Committee and Mr. DiCamillo each meet the required NASDAQ standards for membership on such committee. Our Audit and Finance Committee operates under a written charter, a copy of which is available on our website at http://www.3com.com/corpinfo/en_US/investor/audit_finance.html.
     Compensation Committee. Our Compensation Committee met eleven times in fiscal 2006. The

[1]	Mr. Wajsgras has determined not to stand for re-election although he will finish his term expiring at the annual meeting. Mr. DiCamillo, an existing board member, has been appointed to join the Audit and Finance Committee effective at the annual meeting, assuming he is re-elected to the Board of Directors at the annual meeting.

[2]	Effective on the date immediately preceding the annual shareholders’ meeting, the Board has elected Julie St. John to be an additional member of the Technology Committee.

Compensation Committee reviews salaries and other compensation arrangements for our directors and executive officers and approves (or recommends to the full Board) such compensation, administers our stock option and stock purchase plans, and advises the Board on general aspects of our compensation and benefit policies. The Committee also evaluates and approves or makes recommendations to the Board regarding the performance of our Chief Executive Officer, as well as matters related to succession planning for executive officers. Our Compensation Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/comp_com.html.
     Nominating and Governance Committee. Our Nominating and Governance Committee met two times in fiscal 2006. The Nominating and Governance Committee focuses on the issues surrounding the composition and operation of the Board. The Nominating and Governance Committee assists the Board, the Chairman of the Board and the CEO in director selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee recommends (to the full Board) directors for nomination to the Board. The Nominating and Governance Committee also selects directors for committee appointments and committee chairs. The Nominating and Governance Committee will determine the effect of a director’s change in employment status on such director’s continued tenure on the 3Com Board. The Nominating and Governance Committee operates under a written charter which is available on our website at http://www.3com.com/corpinfo/en_US/investor/nom_gov.html.
     Technology Committee. Our Technology Committee held three regular meetings in fiscal 2006. The Technology Committee was established to make recommendations to the Board of Directors regarding the long-term technology architecture and strategy that 3Com is pursuing. The Committee meets with 3Com’s technology and engineering leaders and reviews the tactical or strategic benefits of selected projects in light of 3Com’s overall business strategy. The Committee makes reports to the Board of Directors as appropriate.
Compensation of Directors
     The following tables provide information on 3Com’s annual compensation practices during fiscal 2006 for our non-employee directors, as well as the actual compensation earned by non-employee directors who served during the 2006 fiscal year. In addition to the cash compensation described below, which is payable on a quarterly basis, members of the Board who reside outside of the local area are reimbursed for travel expenses to attend Board and Committee meetings at our headquarters. All non-employee directors are reimbursed for travel expenses to attend meetings at locations other than our headquarters. During fiscal 2006, our President and Chief Executive Officers did not receive any separate compensation for Board activities.
Non-Employee Director Compensation (Fiscal 2006 Annual Compensation)

Chairman of the Board	$100,000
Lead Independent Director	45,000
Other Directors	35,000
Committee Chair	2,500
Payment for each Board meeting attended	1,000
Payment for each Committee meeting attended	1,000

The foregoing amounts also represent the current annual compensation for non-employee directors for fiscal 2007, provided that effective September 1, 2006 the annual retainer for the Chairman of the Audit & Finance Committee will increase from $2,500 to $5,000.
Total Cash Compensation Paid to Each Non-Employee Director During Fiscal 2006

Eric A. Benhamou	$117,000
Gary T. DiCamillo	62,500
James R. Long	56,000
Raj Reddy	49,000
Julie St. John	54,000
David C. Wajsgras	57,500
Paul G. Yovovich	75,500
     Non-employee directors receive options to purchase common stock pursuant to the 2003 Stock Plan. The 2003 Stock Plan provides for the initial grant of an option to purchase shares of our common stock to each non-employee director, with a maximum of 120,000 shares to be subject to each such option (or 160,000 shares for the “lead” director or Chairman of the Board). Additionally, at the time an initial grant is made to a new director, he or she also receives an option grant for a number of shares equal to the number of shares subject to the annual renewal grants made to continuing directors, described below, pro-rated to reflect the number of full months of service remaining prior to the next annual stockholder meeting. For continuing directors, an annual renewal grant is made effective with each regularly scheduled company annual stockholder meeting, subject to the same share limits described for initial grants. The actual number of shares to be subject to the options granted for Board of Directors and committee service is established by a committee of employee directors. All options granted have a seven-year term, and the initial grant vests 25% on each anniversary date of the grant and the pro rated grant and annual renewal grant vest over two years with the first 50% vesting one year after grant and the remaining 50% vesting two years after grant as long as the option holder continues to serve on the Board.
     During fiscal 2006, options were granted to non-employee directors under the 2003 Stock Plan for the following number of shares and at the per share exercise prices shown:

	Initial	Pro Rata	Annual	Exercise
Non-Employee Director	Grant	Grant	Grant	Price
Eric A. Benhamou	—	—	75,000	$4.04
Gary T. DiCamillo	—	—	39,750	4.04
James R. Long	—	—	39,750	4.04
Raj Reddy	—	—	39,750	4.04
Julie St. John	—	—	39,750	4.04
David C. Wajsgras	—	—	39,750	4.04
Paul G. Yovovich	—	—	54,000	4.04

CORPORATE GOVERNANCE PRINCIPLES
Primary Functions of the Board
     The Board, which is elected by our stockholders, oversees the conduct of our business by management and reviews our financial objectives, major corporate plans, strategies, actions and major capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations, and maintenance of accounting and financial controls. Our directors also participate in the selection, evaluation and, where appropriate, replacement of our chief executive officer and regularly approve a CEO succession plan. Directors also provide input to our CEO for the evaluation and recruitment of our principal senior executives. Our corporate governance principles are set forth in our “Board Guidelines on Corporate Governance Issues,” which is available on our website at http://www.3com.com.
Code of Ethics and Business Conduct and Complaint Procedures
     Our Code of Ethics and Business Conduct, which is available on our website at http://www.3com.com, complies with the rules of the SEC and the listing standards of the NASDAQ Stock Market. Our Huawei-3Com Co., Ltd. majority-owned China-based joint venture has adopted a Code of Ethics and Business Conduct as well. This code is also available on our website.
     The Audit and Finance Committee has also adopted procedures for the receipt, treatment and retention of complaints and concerns regarding accounting and auditing matters in compliance with the rules of the NASDAQ Stock Market and the SEC. These procedures cover 3Com and its consolidated subsidiaries, including Huawei-3Com Co., Ltd., our majority-owned China-based joint venture. Employees may submit complaints (1) anonymously through our toll-free hotline (called the “Ethics and Compliance Line”), (2) to any member of our senior management team (in person, by email or by telephone) and/or (3) directly to the Chairman of our Audit and Finance Committee. All complaints are treated confidentially. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of a member of our senior management, reviewed by the Audit and Finance Committee or one or more of its representatives, evaluated and (where appropriate) investigated. The Committee will determine what actions to take, if any. We will not retaliate against any person making a complaint in good faith.
Leadership of the Board
     Our Board is led by our chairman of the board, Mr. Benhamou, and by our lead independent director, Mr. DiCamillo. During fiscal 2006 and through June 21, 2006, Mr. Yovovich served as our lead independent director. Mr. DiCamillo assumed that role commencing at the close of business on June 21, 2006. The transition of our lead independent director was made because the directors believe that rotating the role of lead independent director from time-to-time is in the best interests of the shareholders in order to obtain different viewpoints and leadership. Because Mr. Yovovich had served as lead independent director for an appropriate period of time, he resigned his role and the Chairman of the Board appointed Mr. DiCamillo to serve as our new lead independent director. After agreement by the lead independent director and chairman as to the agenda and key board interests, our management provides briefing materials to our directors prior to board meetings.
Lead Independent Director
     Our lead independent director serves as the focal point for independent directors to resolve conflicts with our CEO or other independent directors, and coordinate feedback to our CEO on behalf of outside directors regarding business issues and board management. The lead independent director also serves as a special counsel to the CEO. The lead independent director and the other independent directors meet regularly without the CEO present.
Nomination of Director Candidates
     The Nominating and Governance Committee makes recommendations to the Board regarding director nominees. The Nominating and Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers and other contacts. The Nominating and Governance Committee will also consider nominees recommended by any stockholder entitled to vote in the election of directors. Any stockholder wishing to nominate an individual for election to the Board must comply with the advance notice procedures described at the end of this proxy statement. The nomination must contain the following information about the nominee: name; age; business and residence addresses; principal occupation or employment; the number of shares of common stock held by the nominee; the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and a signed consent of the nominee to serve as a director of 3Com, if elected. The Nominating and Governance Committee has not specified any minimum qualifications or specific qualities or skills necessary for serving on the Board. However, in its assessment of potential candidates, the Nominating and Governance Committee will review the candidate’s character, business experiences and understanding of the Company’s business environment, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time.
Delegation to Committees
     It is our general policy that all major Board decisions should be approved by the Board as a whole, unless delegated to a committee. Currently these committees are the Audit and Finance Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. All members of the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are “independent” within the meaning of the independence standards of the NASDAQ Stock Market, Inc., including, in the case of the Audit and Finance Committee, the heightened independence standard required for such committee members. Each of these committees has adopted a written charter (available from our website), except for the Technology Committee.
Board and Committee Meetings
     Briefing materials are provided to directors in advance of Board and committee meetings to allow the directors to prepare for discussion at the meeting. The format of each regularly scheduled Board meeting includes an executive session with the directors and chairman and an executive session with only the independent directors present. In preparation for Board and committee meetings, our chairman and lead outside director consult with our CEO regarding the agenda and content and, with support from our Corporate Secretary, distribute briefing materials to our directors for matters to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. The Board has the authority to hire its own advisors and to have them present at meetings, as it deems necessary.
Board Access to Senior Management
     Our directors have complete access to our senior executive officers. Our directors use their judgment to ensure that contact with our senior executive officers is not distracting to our business operation or management reporting structure. Our Board expects our CEO to bring into board meetings managers who can provide additional insight into the matters being discussed or who have future potential that our CEO believes should be made visible to the Board.
Stockholder Communication with the Board of Directors
     Stockholders who wish to communicate with our Board, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. Stockholder communications must include confirmation that the sender is a stockholder of the Company. All such communications will be reviewed by the Company’s General Counsel and Corporate Secretary or Chief Financial Officer, as appropriate, in order to maintain a record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board or by any individual director. Communications that (i) do not relate to the Company’s business, (ii) contain material that is not appropriate for review by the Board based upon the established practice and procedure of the Board, or (iii) contain other improper or immaterial information, will not be forwarded to Board members.

Board Attendance at the Annual Meeting
     Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings. In an effort to maximize director attendance at our annual meetings of stockholders, we attempt to schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors in office at the time attended the 2005 annual meeting of stockholders.
Audit and Finance Committee Pre-Approval Policies
     The Audit and Finance Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular services or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and its fees for the services performed to date. The Audit and Finance Committee also pre-approves the provision of particular services on a case-by-case basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table contains information, as of August 4, 2006, with respect to the beneficial ownership of our common stock by:
•	each person whom we know to own beneficially more than five percent of our common stock;

•	each director and nominee;

•	each of the current and former executive officers listed in the Summary Compensation Table included in this Proxy Statement; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at 350 Campus Drive, Marlborough, Massachusetts 01752.

				Ownership
				Percent of
	Number of	Common Stock		Common
	Shares of	Underlying Options	Total	Stock
	Common	Exercisable Within	Beneficial	Beneficially
Name and Address of Beneficial Owner	Stock Owned	60 Days	Ownership	Owned (1)
5% Stockholders

Brandes Investment Partners, L.P. (2)	33,681,616	—	33,681,616	8.6%
11988 El Camino Real, Suite 500
San Diego, CA 92130
Donald Smith & Co., Inc. (3)	22,425,800	—	22,425,800	5.7%
152 West 57th Street
New York, NY 10019

Directors and Named Executive Officers

Eric A. Benhamou(4)	708,146	4,655,666	5,363,812	1.4%
Gary T. DiCamillo	1,000	290,095	291,095	*
James R. Long	12,800	213,475	226,275	*
Raj Reddy	1,000	284,875	285,875	*
Julie St. John	—	66,250	66,250	*
David C. Wajsgras	—	132,500	132,500	*
Paul G. Yovovich	482,669	380,961	863,630	*
R. Scott Murray(5)	500,000	—	500,000	*
Donald M. Halsted, III(6)	234,859	268,750	503,609	*
Neal D. Goldman(7)	298,910	345,000	643,910	*
Marc Willebeek-LeMair(8)	495,136	137,372	632,508	*
Anik Bose(9)	146,666	218,949	365,615	*
Bruce L. Claflin(10)	—	8,379,031	8,379,031	2.1%
James Fieger(10)	—	—	—	—

All directors and executive officers as a group (12 persons) (11)	2,734,520	6,774,944	9,509,464	2.4%

*	1% or less

(1)	Percentage of beneficial ownership is based on 394,154,255 shares of common stock outstanding as of August 4, 2006. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of August 4, 2006, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage for any other person.

(2)	Represents shares beneficially owned by Brandes Investment Partners, L.P. and includes shares held by Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and/or Jeffrey A. Busby, based on a Schedule 13G/A that was filed jointly by these individuals and entities with the SEC on February 14, 2006.

(3)	Based upon information reported on its Schedule 13G filed with the SEC on February 12, 2006.

(4)	Includes 708,146 shares of common stock held in the Eric and Illeana Benhamou Living Trust dated September 11, 2000, of which Mr. Benhamou is a co-trustee.

(5)	Consists of unvested shares of restricted stock issued to Mr. Murray. At the close of business on August 17, 2006, Mr. Murray’s resignation as our President and Chief Executive Officer became effective.

(6)	Includes 150,000 unvested shares of restricted stock issued to Mr. Halsted.

(7)	Includes 236,666 unvested shares of restricted stock issued to Mr. Goldman.

(8)	Includes 455,000 unvested shares of restricted stock issued to Mr. Willebeek-LeMair.

(9)	Includes 146,666 unvested shares of restricted stock issued to Mr. Bose. As of August 2006, Mr. Bose’s employment with us terminated and we executed a consultant arrangement with him.

(10)	Denotes a former executive officer.

(11)	Includes 1,341,666 unvested shares of restricted stock issued to executive officers, including 500,000 shares held by Mr. Murray, who was our President and Chief Executive Officer on August 4, 2006 but whose resignation from such positions became effective at the close of business on August 17, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS
     The following table contains information concerning the compensation of (1) our two former Chief Executive Officers who served in such capacity during fiscal 2006, (2) our three other most highly compensated executive officers (based on salary plus bonus for fiscal 2006) who were serving as executive officers at the end of fiscal 2006 and whose salary plus bonus was at least $100,000 and (3) two additional persons who were executive officers during fiscal 2006 (but were not executive officers at the end of fiscal 2006) and would have been one of the four most highly compensated executive officers in the table below had they been executive officers at the end of fiscal 2006.
SUMMARY COMPENSATION TABLE

								Long-Term
		Annual Compensation						Compensation Awards
						Other					All
						Annual		Restricted		Securities	Other
						Compen-		Stock		Underlying	Compen-
	Fiscal	Salary		Bonus		sation		Awards		Options	sation
Name and Principal Position	Year	($)		($)		($)		($) (1)		(#)	($)
R. Scott Murray	2006	227,951		113,975	(2)	42,815	(3)	2,255,000	(4)	12,000,000	5,500	(5)
Former President and Chief	2005	—		—		—		—		—	—
Executive Officer	2004	—		—		—		—		—	—

Donald M. Halsted, III	2006	350,000		85,312		—		537,000	(6)	225,000	12,335	(7)
Executive Vice President,	2005	276,989		26,406		—		399,200	(8)	425,000	900	(9)
Finance and Chief Financial	2004	—		—		—		—		—	—
Officer

Neal D. Goldman	2006	375,000		91,406		—		675,400	(10)	350,000	9,245	(11)
Senior Vice President,	2005	375,000		180,469	(12)	—		299,400	(13)	120,000	11,620	(14)
Management Services,	2004	252,841		255,161	(15)	—		123,800	(16)	330,000	1,288	(17)
General Counsel and
Secretary

Marc Willebeek-LeMair	2006	329,167		70,485	(18)	—		1,726,800	(19)	500,000	810	(20)
Chief Technology Officer	2005	70,833		27,054		—		175,500	(21)	265,000	1,040	(22)
and Senior Vice President	2004	—		—		—		—		—	—
Product Operations

Anik Bose	2006	318,503		78,976		—		466,900	(23)	150,000	8,949	(24)
Former Vice President,	2005	315,000		19,688		—		270,200	(25)	120,000	4,669	(26)
Corporate Business	2004	315,000		51,188		—		73,200	(27)	85,000	7,123	(28)
Development; Consultant

Bruce L. Claflin	2006	622,835		242,414	(29)	168,502	(30)	1,432,000	(31)	500,000	5,963,694	(32)
Former President and Chief	2005	825,000		—		39,656	(33)	1,497,000	(34)	600,000	1,204,682	(35)
Executive Officer	2004	825,000		468,951		39,657	(36)	829,600	(37)	900,000	56,252	(38)

James Fieger	2006	373,076	(39)	75,000		65,942	(40)	572,800	(41)	250,000	556,483	(42)
Former Senior Vice	2005	60,605		61,364		—		403,560	(43)	500,000	984	(44)
President, Worldwide	2004	—		—		—		—		—	—
Sales and Service

(1)	This column shows the market value of restricted stock awards on date of grant. Dividends will be paid on these shares of restricted stock, if and when declared by the Board on our common stock. The aggregate holdings and market value (using a closing price on June 2, 2006 of $4.76) of all restricted stock held on June 2, 2006 by the individuals listed in this table are:

Executive Officer	Shares of Restricted Stock (#)	Value of Restricted Stock ($)
R. Scott Murray	500,000	2,380,000
Donald M. Halsted, III	202,500	963,900
Neal D. Goldman	250,000	1,190,000
Marc Willebeek-LeMair	455,000	2,165,800
Anik Bose	167,500	797,300
Bruce L. Claflin	—	—
James Fieger	—	—
(2)	Reflects a minimum performance bonus agreed to as part of the original terms of Mr. Murray’s employment.

(3)	Includes term life insurance premiums and tax gross-ups related to the payment of these premiums provided for under Mr. Murray’s employment agreement. The beneficiary under the policy is The Murray Family Trust 2004.

(4)	Represents the value of 500,000 shares granted to Mr. Murray on January 25, 2006. These shares would have vested if, and only if, the Company achieved “profitability” as defined in Mr. Murray’s employment agreement, in two (2) of the first five (5) quarters commencing with the fourth quarter of the Company’s fiscal year 2006.

(5)	Represents the company matching contributions to Mr. Murray’s 401(k) plan of $5,000 and his group term life insurance premiums of $500.

(6)	Represents the value of 150,000 shares granted to Mr. Halsted on July 1, 2005. Half of the shares awarded will vest in three equal annual installments. The remaining half of the shares awarded were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 50% or 100% of the shares to vest prior to the fourth anniversary of the grant date. The first milestone was not achieved; however, those shares may vest prior to July 1, 2009 if the additional milestones are achieved.

(7)	Represents the company matching contributions to Mr. Halsted’s 401(k) plan of $10,913 and his group term life insurance premiums of $1,422.

(8)	Represents the value of 80,000 shares of restricted stock granted to Mr. Halsted on July 26, 2004. Thirty thousand of these shares vested in two equal annual installments and the remaining 50,000 shares vest in four equal annual installments.

(9)	Represents Mr. Halsted’s group term life insurance premiums of $900.

(10)	Represents the value of 180,000 shares granted to Mr. Goldman. One hundred thousand of these shares were granted on November 11, 2005 and will vest in two equal annual installments. An additional 80,000 shares were granted to Mr. Goldman on July 1, 2005. Forty thousand of these shares will vest in three equal annual installments. The remaining 40,000 shares awarded were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 50% or 100% of the shares to vest prior to the fourth anniversary of the grant date. The first milestone was not achieved; however, those shares may vest prior to July 1, 2009 if the additional milestones are achieved.

(11)	Represents the company matching contributions to Mr. Goldman’s 401(k) plan of $6,613 and his group term life insurance premiums of $2,632.

(12)	Includes a $150,000 bonus agreed to as part of the original terms of Mr. Goldman’s employment.

(13)	Represents the value of 60,000 shares granted to Mr. Goldman on July 26, 2004. These shares vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 100% of the shares to vest prior to the fourth anniversary of the grant date. None of the milestones were achieved; accordingly, the shares will vest on July 26, 2008.

(14)	Represents the company matching contributions to Mr. Goldman’s 401(k) plan of $9,688 and his group term life insurance premiums of $1,932.

(15)	Includes a hiring bonus of $150,000.

(16)	Represents the value of 20,000 shares of restricted stock received by Mr. Goldman on September 29, 2003. The restricted stock vests in four equal annual installments.

(17)	Represents Mr. Goldman’s group term life insurance premiums of $1,288.

(18)	Includes a $1,632 patent bonus.

(19)	Represents the value of 460,000 shares granted to Mr. Willebeek-LeMair. Two hundred thousand of these shares were granted on November 2, 2005 and will vest on the one year anniversary of the grant. Another 200,000 shares were granted on December 1, 2005 and will vest 50% upon the completion of each of two milestones, or if the milestones are missed, on the four-year anniversary of the grant date. In addition, if the second milestone is missed, the achievement of an additional milestone would permit 50% of the shares to vest prior to the fourth anniversary of the grant date. An additional 60,000 shares were granted on July 1, 2005. Thirty thousand of these shares awarded on July 1, 2005 were to have vested in three equal annual installments. The remaining 30,000 were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone was missed, the achievement of additional milestones would have permitted 50% or 100% of the shares to vest prior to the fourth anniversary of the grant date. Pursuant to the terms of Mr. Willebeek-Lemair’s employment arrangements of November 2, 2005, the July 1, 2005 award was modified to vest 50% on February 1, 2006 and 50% on February 1, 2007.

(20)	Represents the company matching contributions to Mr. Willebeek-Lemair’s 401(k) plan of $125 and his group term life insurance premiums of $685.

(21)	Represents the value of 50,000 shares granted to Mr. Willebeek-LeMair on March 23, 2005. These shares were to vest 50% on the achievement of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. Pursuant to the terms of Mr. Willebeek-Lemair’s employment arrangements of November 2, 2005, the award was modified to vest 50% on February 1, 2006 and 50% on February 1, 2007.

(22)	Represents the company matching contributions to Mr. Willebeek-Lemair’s 401(k) plan of $1,000 and his group term life insurance premiums of $40.

(23)	Represents the value of 130,000 shares, 80,000 shares of which were granted to Mr. Bose on July 1, 2005 and 50,000 shares of which were granted to Mr. Bose on November 30, 2005. Half of the shares awarded in the July 1, 2005 grant vest in three equal annual installments. The remaining half of the shares awarded were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 50% or 100% of the shares to vest prior to the fourth anniversary of the grant date. The first milestone was not achieved; however, those shares may have vested prior to July 1, 2009, if the additional milestones were achieved. Shares awarded in the November 30, 2005 grant were to vest in three parts (50%, 35%, and 15%) upon the completion of three corresponding milestones, or if the milestones were missed, on the fourth anniversary of the grant date. The first two milestones were achieved resulting in the vesting of 85% of the shares on April 1, 2006. Because the third milestone was not achieved, the remaining 15% of the shares would have vested on November 30, 2009.

(24)	Represents the company matching contributions to Mr. Bose’s 401(k) plan of $8,302 and his group term life insurance premiums of $647.

(25)	Represents the value of 40,000 shares granted to Mr. Bose on July 26, 2004 and 20,000 shares granted on March 8, 2005. The 40,000 shares granted on July 26, 2004 vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 100% of the shares to vest prior to the fourth anniversary of the grant date. The first milestone was not achieved; however, those shares may have vested prior to July 26, 2008, if the additional milestones were achieved. The 20,000 shares granted on March 8, 2005 vest in four equal annual installments.

(26)	Represents the company matching contributions to Mr. Bose’s 401(k) plan of $3,973 and his group term life insurance premiums of $696.

(27)	Represents the value of 15,000 shares granted to Mr. Bose on August 1, 2003. These shares were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. The milestones were not achieved; accordingly, these shares would have vested on August 1, 2007.

(28)	Represents the company matching contributions to Mr. Bose’s 401(k) plan of $6,427 and his group term life insurance premiums of $696.

(29)	Includes a performance bonus of $206,250 for the first half of Fiscal 2006 and a prorated performance bonus of $36,164 pursuant to the terms of Mr. Claflin’s severance agreement.

(30)	Includes term life insurance premiums and tax gross-ups related to the payment of these premiums provided for under Mr. Claflin’s employment agreement including extended coverage provided for under Mr. Claflin’s severance agreement. The beneficiary under the policy is Bruce L. and Karen C. Claflin Family Trust UDT.

(31)	Represents the value of 400,000 shares granted to Mr. Claflin on July 1, 2005. Half of the shares awarded were to have vested over three years beginning on the first anniversary of the award date. The remaining half of the shares awarded were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone was missed, the achievement of additional milestones would have permitted 50% or 100% of the shares to vest prior to the fourth anniversary of the grant date. The first milestones were not achieved; however, these shares may have vested prior to July 1, 2009 if the additional milestones were achieved. Pursuant to the terms of Mr. Claflin’s severance agreement, 50% of all shares awarded to Mr. Claflin on July 1, 2005 vested on February 3, 2006.

(32)	The amount reported reflects (a) the company matching contributions to Mr. Claflin’s 401(k) plan of $4,750, (b) a payment of $46,920, which is composed of a $45,000 payment in lieu of two years long-term disability coverage and 4.5% annual interest for the term beginning on Mr. Claflin’s termination date (February 3, 2006) and ending on the targeted payment date (January 15, 2007), (c) a payment of $3,440,770 which is composed of a lump sum severance payment equal to $3,300,000 and 4.5% annual interest for the term beginning on Mr. Claflin’s termination date and ending on the targeted payment date, (d) the estimated aggregated monthly company-paid premiums (i.e., $18,821) for health, dental, and vision coverage beginning on Mr. Claflin’s termination date and continuing for a 2-year period, (e) a payment of $1,214,278 in fiscal 2006 to Mr. Claflin from his Deferred Compensation Plan Account pursuant to the terms of his Management Retention Agreement, (f) the estimated value (i.e., $1,232,000) of a payment to be made to Mr. Claflin in September, 2006 from his Deferred Compensation Plan Account pursuant to the terms of his severance agreement, which is composed of $1,100,000 plus an estimated 12% investment return, and (g) the estimated premiums to extend for two years Mr. Claflin’s group term life insurance equaling $6,156.

(33)	Includes term life insurance premiums provided for under Mr. Claflin’s employment agreement and tax gross-ups related to the payment of these premiums. The beneficiary under the policy is Bruce L. and Karen C. Claflin Family Trust UDT.

(34)	Represents the value of 300,000 shares granted to Mr. Claflin on July 26, 2004. These shares were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 100% of the shares to vest prior to the fourth anniversary of the grant date. The milestones were not achieved; accordingly, these shares would have vested on July 26, 2008. Pursuant to the terms of Mr. Claflin’s severance agreement, 50% of these shares vested on February 3, 2006.

(35)	Represents the company matching contributions to Mr. Claflin’s 401(k) plan of $2,959 and a payment of $1,201,723 in fiscal 2005 to Mr. Claflin from his Deferred Compensation Plan Account pursuant to the terms of his Management Retention Agreement.

(36)	Includes term life insurance premiums provided for under Mr. Claflin’s employment agreement and tax gross-ups related to the payment of these premiums. The beneficiary under the policy is Bruce L. and Karen C. Claflin Family Trust UDT.

(37)	Represents the value of 170,000 shares granted to Mr. Claflin on August 1, 2003. These shares were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. The milestones were not achieved; accordingly, those shares would have vested on August 1, 2007. Pursuant to the terms of Mr. Claflin’s severance agreement, 50% of these shares vested on February 3, 2006.

(38)	Represents the company matching contributions to Mr. Claflin’s 401(k) plan of $1,928 and reimbursement of $54,324 in relocation-related expenses to Mr. Claflin.

(39)	Includes accrued vacation pay earned upon termination of employment.

(40)	Represents the tax gross-up amount related to Mr. Fieger’s relocation.

(41)	Represents the value of 160,000 shares granted to Mr. Fieger on July 1, 2005. Half of the shares awarded were to have vested in three equal annual installments. The remaining half of the shares awarded were to vest 50% upon the completion of each of two milestones, or if the milestones were missed, on the fourth anniversary of the grant date. In addition, if the first milestone is missed, the achievement of additional milestones would permit 50% or 100% of the shares to vest prior to the fourth anniversary of the grant date. The first milestone was not achieved; however, those shares would have vested prior to July 1, 2009 if the additional milestones are achieved. Pursuant to the terms of Mr. Fieger’s severance agreement, one third of the time-based shares of the July 1, 2005 grant, or 26,667 shares, vested on April 14, 2006.

(42)	The amount reported reflects (a) the company matching contributions to Mr. Fieger’s 401(k) plan of $10,800, (b) his group term life insurance premiums of $3,386, (c) a severance payment of $400,000, (d) the estimated aggregated monthly company-paid premiums (i.e., $13,245) for health, dental, and vision coverage beginning on Mr. Fieger’s termination date and continuing for a 1-year period, (e) the estimated premiums to extend for 1 year Mr. Fieger’s group term life insurance equaling $4,339, and (f) $124,712 in relocation-related expenses.

(43)	Represents the value of 114,000 shares of restricted stock granted to Mr. Fieger on April 7, 2005. A portion of the shares, 14,000 shares, were to vest in two equal annual installments and the remaining 100,000 shares were to vest in four equal annual installments.

(44)	Represents the company matching contributions to Mr. Fieger’s 401(k) plan of $500 and his group term life insurance premiums of $484.

     The following table provides information concerning grants of options to purchase our common stock made during fiscal 2006 to the persons listed in the Summary Compensation Table:
OPTION GRANTS IN FISCAL 2006

					Potential Realizable Value
					at
					Assumed Annual Rates of
					Stock Price Appreciation
					for
					Option Term (3)
	Number of
	Securities	% of Total
	Underlying	Options	Exercise
	Options	Granted to	Price per
	Granted	Employees in Fiscal	Share	Expiration
Name	(#)(1)	2006	($/Sh) (2)	Date	5% ($)	10% ($)
R. Scott Murray	3,500,000	16.2%	$4.51	January 25, 2013	6,426,080	$14,975,499
	3,000,000	13.9	5.00	January 25, 2013	4,038,069	11,366,142
	3,000,000	13.9	6.00	January 25, 2013	1,038,069	8,366,142
	2,500,000	11.5	4.51	January 25, 2013	4,590,057	10,696,785
Donald M. Halsted, III	225,000	1.0	3.58	July 1, 2012	327,919	764,192
Neal D. Goldman	150,000	0.7	3.58	July 1, 2012	218,613	509,461
	200,000	0.9	3.89	November 11, 2012	316,724	738,102
Marc Willebeek-LeMair	500,000	2.3	3.97	November 2, 2012	808,094	1,883,203
Anik Bose	150,000	0.7	3.58	July 1, 2012	218,613	509,461
Bruce L. Claflin	500,000	2.3	3.58	July 1, 2012	728,710	1,698,204
James Fieger	250,000	1.2	3.58	July 1, 2012	364,355	849,102

(1)	Options above (except for grants made to Mr. Murray other than the 3.5 million grant) are subject to the terms of our 2003 Stock Option Plan. Mr. Murray’s grants (other than the 3.5 million grant) are subject to the terms of a Stand Alone Stock Option Agreement with R. Scott Murray dated January 25, 2006. All options listed above have a term of 7 years from the date of grant and vest and become exercisable in four equal annual installments on the anniversary of the date of grant, provided the optionee continues to be an employee of 3Com.

(2)	All options were granted at an exercise price equal to the closing price of our common stock on the date of grant except Mr. Murray’s $5.00 and $6.00 grants were granted at an exercise price greater than the closing price on the date of grant.

(3)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent assumed rates of appreciation only, based on the SEC rules, and do not represent our estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holder’s continued employment through the vesting period.

     The following table provides information concerning option exercises during fiscal 2006, and the exercisable and unexercisable options held as of June 2, 2006, by the persons listed in the Summary Compensation Table:
AGGREGATED OPTION EXERCISES IN FISCAL 2006
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at 6/2/06		Options at 6/2/06
			(#)		($) (1)
	Shares
	Acquired
	on	Value
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
					$
R. Scott Murray	—	—	—	12,000,000	—	$1,500,000
Donald M. Halsted, III	—	—	106,250	543,750	—	265,500
Neal D. Goldman	—	—	195,000	605,000	—	351,000
Marc Willebeek-LeMair	—	—	137,372	634,123	185,185	566,474
Anik Bose	194,750	64,064	168,949	291,250	—	218,013
Bruce L. Claflin	150,000	288,194	8,729,031	—	413,000	—
James Fieger	187,500	348,967	—	—		—

(1)	Based on $4.76 per share, the closing sale price of our common stock on June 2, 2006 as reported by the Nasdaq National Market.

     The following table summarizes information related to our equity compensation plans as of June 2, 2006:
EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
			remaining available for
			future issuance under
	Number of securities to be	Weighted average	equity compensation plans
	issued upon exercise	exercise price of	(excluding securities
Plan category	of outstanding options	outstanding options	reflected in 1st column)
Equity compensation plans approved by stockholders	33,091,353	$6.00	27,711,826
Equity compensation plans not approved by stockholders *	23,010,778	6.24	—

Total	56,102,131	$6.10	27,711,826

*	Consists of 14,510,778 shares available for issuance pursuant to outstanding options under our 1994 Stock Option Plan and 8,500,000 shares that would have been available for issuance pursuant to outstanding options under a Stand Alone Stock Option Agreement with R. Scott Murray dated January 25, 2006. Neither of these plans were required to be approved by stockholders. The 1994 Stock Option Plan was terminated as to future grants. Does not include an aggregate of 5,318,737 shares of common stock to be issued (subject to vesting) upon the exercise of outstanding option grants, with a weighted average exercise price of $1.60 per share, assumed by 3Com in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.
Disclosure Regarding Non-Shareholder-Approved Plans. The 1994 Stock Option Plan (“1994 Plan”) provided for the grant of stock options to employees other than officers and directors. The 1994 Plan, which was not approved by stockholders, was terminated as to future grants. The 1994 Plan is administered by the Compensation Committee, which has the power to determine matters relating to outstanding option awards under the 1994 Plan, including conditions of vesting and exercisability. Options granted under the 1994 Plan expire no later than 10 years from the grant date. Options granted under the 1994 Plan generally vest in two or four years from the date of grant. Mr. Murray’s options under his Stand Alone Stock Option Agreement with R. Scott Murray dated January 25, 2006 have a term of 7 years from the date of grant and would have vested and become exercisable in four equal annual installments on the anniversary of the date of grant.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS
Employment Arrangements
     Set forth below is a summary of the employment arrangements with our currently-employed “named executive officers” listed in the Summary Compensation Table of this Proxy Statement. All of the employment arrangements described below are “at-will.”
Donald M. Halsted, III
     On June 19, 2004, we entered into an offer letter with Donald M. Halsted, III pursuant to which Mr. Halsted agreed to serve as 3Com’s Executive Vice President and Chief Financial Officer. The terms of the offer letter include:
•	A base salary of $325,000 per year, which has subsequently been increased to $350,000;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by us, at a target annualized bonus of 65% of base salary;

•	An obligation to grant Mr. Halsted options to purchase 425,000 shares of our common stock, which options will vest as to 25% of the underlying shares on each anniversary of the grant date, assuming continued employment;

•	An obligation to grant Mr. Halsted 50,000 shares of restricted stock, which shares will vest as to 25% of the underlying shares on each anniversary assuming continued employment; and

•	An obligation to grant Mr. Halsted 30,000 shares of restricted stock, which shares will vest as to 50% of the underlying shares on each anniversary assuming continued employment.
Neal D. Goldman
     On September 12, 2003, we entered into an offer letter with Neal D. Goldman pursuant to which Mr. Goldman agreed to serve as 3Com’s Senior Vice President Management Services, General Counsel and Secretary. The terms of the offer letter include:
•	A base salary of $375,000 per year;

•	A signing bonus of $300,000, with $150,000 paid within thirty days of Mr. Goldman’s start date and the remaining $150,000 paid one year after Mr. Goldman’s start date;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by us, at a target annualized bonus of 65% of base salary;

•	An obligation to grant Mr. Goldman options to purchase 330,000 shares of our common stock, which options will vest as to 25% of the underlying shares on each anniversary of the grant date, assuming continued employment; and

•	An obligation to grant Mr. Goldman 20,000 shares of restricted stock, which shares will vest as to 25% of the underlying shares on each anniversary, assuming continued employment.
Marc Willebeek-LeMair
     Effective November 2, 2005, we entered into an offer letter with Mr. Willebeek-LeMair pursuant to which Mr. Willebeek-LeMair agreed to serve as 3Com’s Chief Technology Officer and Senior Vice President. The terms of the offer letter include:
•	A base salary of $350,000 per year;

•	Eligibility to participate in our 3Bonus Program, which provides for discretionary, semi-annual cash incentive payments based on the achievement of certain company and individual performance goals established by us, at a target annualized bonus of 65% of base salary;

•	An obligation to grant Mr. Willebeek-LeMair options to purchase 500,000 shares of our common stock, which options will vest as to 25% of the underlying shares on each anniversary of the grant date, assuming continued employment;

•	An obligation to grant Mr. Willebeek-LeMair 200,000 shares of restricted stock, which shares will vest as to 100% of the underlying shares on the first anniversary assuming continued employment;

•	An obligation to grant Mr. Willebeek-LeMair 200,000 shares of restricted stock, which shares will vest as to 25% of the underlying shares on each anniversary of the grant date, assuming continued employment, and which shares shall be subject to accelerated vesting upon attainment of strategic objectives to be established by our President and Chief Executive Officer; and

•	An obligation to provide accelerated vesting of Mr. Willebeek-LeMair’s existing equity holdings, pursuant to which 50% will vest on February 1, 2006 and the remaining 50% will vest on February 1, 2007.
Mr. Willebeek-LeMair also executed a standard non-competition agreement.
Management Retention Agreements and Severance Plan for Section 16 Officers.
          We have entered into Management Retention Agreements (“Retention Agreements”) with our senior officers, including each of the currently-employed named executive officers. In March 2006, the Board also approved an amended and restated severance plan covering our Section 16 officers and other senior officers. A summary of the Retention Agreements and severance plan follows.
Management Retention Agreements
          Each of our currently-employed named executive officers is entitled to the following retention benefits. Following a qualifying event involving a change of control (as described below) and upon the signing of a complete release of all claims, these officers will receive:
•	A lump sum payment equal to 100% of such officer’s annual compensation;

•	Continued coverage of employee benefits until the earlier of two years from the date of termination or when such officer receives comparable benefits from another employer;

•	A bonus payment equal to the pro-rata share of the officer’s annual target bonus;

•	Full accelerated vesting of equity compensation; and

•	A one-year post termination exercise period on their stock options and any stock appreciation rights.

          Officers would be entitled to receive the foregoing benefits if any such officer is terminated without cause within three months prior to or twelve months following a change of control or if such officer voluntarily terminates for good reason during such time period. “Good reason” under all of the Retention Agreements includes material reductions in duties, title, authority, responsibilities, facilities or perquisites, reduction of base salary, material reduction in aggregate level of employee benefits, relocation or constructive termination.
          In all of the Retention Agreements, if the officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under our then existing severance or benefit plans or pursuant to any other written agreement. If the benefits provided under the Retention Agreement constitute a parachute payment under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, provided the excise tax is at least 3.59 times the “base amount” under Section 280G, the officer shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such payment.
          As defined in the Retention Agreements, a “change of control” means: (i) the acquisition by any person of 50% or more of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all company assets; (iii) the consummation of a merger or consolidation of us where the outstanding securities immediately prior thereto no longer represent at least 50% of the voting power immediately after such merger or consolidation; (iv) a change in the composition of the Board during any two consecutive years, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through (iii) above.
Section 16 Officer Severance Plan
On March 29, 2006, the Board adopted an amended and restated Section 16 Officer Severance Plan applicable to all of our currently-employed named executive officers. The plan contains the following provisions:
          Eligibility. Participants will only receive plan benefits upon termination of employment without cause or for good reason (as defined in the plan). The receipt of benefits is conditioned on signing, and complying with the terms of, a release agreement that includes non-solicitation, non-competition and non-disparagement provisions.
          Severance Payments. Participants will receive:
•	One year of the participant’s annualized base salary as of the termination date; and

•	If earned, the participant’s incentive bonus for the bonus period in which the termination date occurs, pro-rated based on number of days worked during the bonus period.
Payments will be made through regular (bi-weekly) payroll and bonus payment practices, and will be subject to applicable withholding and reduced by severance benefits pursuant to any other contract with us.
          Health, Dental & Vision Benefits; Life Insurance. If elected, participants will receive continuation of coverage under health, dental, and vision insurance plans pursuant to COBRA and continuation of the company-paid portion of the premiums for the elected coverage under the plans until the earlier of: (i) one year from the termination date, or (ii) the date upon which the person becomes eligible for coverage under another employer’s group health, dental, or vision insurance plan(s). In addition, participants will receive continued coverage under basic term life insurance for the same period.
          Equity Compensation. Participants will receive:
•	Six months of accelerated vesting of outstanding equity subject to time-based vesting; and

•	Extension of the exercise period for vested stock options to the earlier of: (i) one hundred and sixty-five calendar days from the termination date; or (ii) the original term of the stock option grant.

          Tax Provision. Notwithstanding the foregoing, if we reasonably determine that Section 409A of the Internal Revenue Code will result in the imposition of additional taxes or penalties based on the payment of benefits within the first six months following the termination date, we will modify the payment schedule to provide that the payments will begin on the first regularly scheduled payroll date following the expiration of six months and one day after the termination date.
Severance Agreement with Bruce Claflin
          On January 11, 2006 we announced the retirement of Bruce Claflin, our then-current President and Chief Executive Officer. In connection with Mr. Claflin’s impending retirement, we entered into a severance agreement which governed his severance benefits. The terms include:
•	An obligation to continue to serve as our President and Chief Executive Officer until the date we establish for his termination of employment (the “Termination Date”);

•	An obligation to serve as a special advisor to the Board and the new Chief Executive Officer for a period of six months following the Termination Date (the “Advisory Period”) without additional compensation;

•	A lump sum payment of $3.3 million, which is equal to two years of base salary and target bonus, plus interest at a rate of 4.50% from the Termination Date until the payment date, which will be on the later of January 15, 2007 and the 15th day of the month following the expiration of the Advisory Period;

•	Acceleration of vesting of the unvested portion of his option to acquire 500,000 shares of common stock granted to him on July 1, 2005 and acceleration of vesting of 325,000 shares of common stock pursuant to an option granted to him on August 1, 2003, and forfeiture of any remaining unvested options as of the Termination Date;

•	Accelerated vesting of 50% of the unvested portion, as of the Termination Date, of all restricted stock granted to him and reacquisition by us of the remaining 50%;

•	Accelerated vesting of the unvested amount of his cash retention benefit provided for in his management retention agreement;

•	Company-subsidized health, dental, vision and life insurance for up to two years from the Termination Date; and

•	An obligation to execute a general release of claims against us and a covenant not to sue on or after the Termination Date, as well as continuing obligations with respect to non-competition with us and non-solicitation of our employees.
Departure of R. Scott Murray
As Mr. Murray’s departure from employment with us at the close of business on August 17, 2006 was voluntary, he did not receive any severance benefits and no options or restricted stock granted to him vested.
Announced Appointments
On August 8, 2006, we announced (1) the appointment of Edgar Masri as our new President and Chief Executive Officer, effective on August 18, 2006, to replace Mr. Murray and (2) the appointment of a new Executive Vice President, Corporate Development, Robert Mao. Mr. Masri’s compensation was disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2006.

Consultancy of Anik Bose
Mr. Bose’s employment with us was terminated in August 2006. Upon such termination, Mr. Bose received the benefits described under the Section 16 Officer Severance Plan above. Mr. Bose became a consultant to the company in August 2006. The terms of his consulting arrangement were disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2006.
Separation of James Fieger
Upon Mr. Fieger’s departure from employment with us during fiscal 2006, he received the benefits described under the Section 16 Officer Severance Plan above, which benefits had been previously-disclosed in our publicly-available filings.
Acceleration under Option Plans
          Options granted under the 2003 Stock Plan contain provisions pursuant to which outstanding options must either become fully vested and exercisable prior to a “change of control” transaction or must be assumed in the transaction, and all options terminate to the extent they are not assumed upon such “change of control” as defined in the 2003 Stock Plan. Similarly, awards of restricted stock granted under the 2003 Stock Plan contain provisions pursuant to which outstanding awards of restricted stock must either become fully vested prior to a “change of control” transaction or must be assumed in the transaction.
          Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a “transfer of control” transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such “transfer of control” as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which our stockholders immediately prior to the ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after the ownership change.
          Options granted under the 1983 Option Plan, the 1994 Option Plan and the 2003 Stock Plan have their vesting accelerated as to 50% of the unvested shares subject thereto if an executive or employee optionee is terminated without cause within 12 months after a “transfer of control” transaction.
          Options granted under the 3Com Corporation Director Stock Option Plan (the “Director Plan”) contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of us where we are not the survivor, or upon the sale of substantially all of our assets.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC. These persons are required by the SEC to furnish us with copies of all Section 16(a) reports that they file. Based on our review of reports furnished to us and written representations from our directors and executive officers, we believe that all filing requirements were complied with in a timely manner during fiscal 2006, except that in fiscal 2006 Mr. Long, one of our directors, filed a late Form 4 for a transaction that occurred in fiscal 2001.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS
          The Compensation Committee during fiscal 2006 consisted of Messrs. Yovovich and DiCamillo, neither of whom is or has been an officer or employee of 3Com or any of our subsidiaries. No interlocking relationship existed during fiscal 2006 between our Board or Compensation Committee and the board of directors or compensation committee of any other company.
RELATED-PARTY TRANSACTIONS
          None.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
          The Compensation Committee (the “Committee”) of the Board of Directors determines compensation for the Chief Executive Officer, reviews and approves (or recommends to the full Board for approval) compensation programs for officers subject to Section 16 of the Securities Exchange Act, as amended (“Executives”), and supervises the administration of 3Com’s equity plans for all employees. The Committee is composed of two independent directors, neither of whom is an employee or former employee of 3Com.
Executive Compensation Philosophy and Objectives
          3Com’s Executive compensation philosophy seeks to provide a meaningful total compensation opportunity to each Executive with a large portion of the opportunity variable and aligned with shareholder value creation. Consequently, it is intended that 3Com Executives may realize significant incentive value when 3Com shareholders receive significant gains. 3Com’s executive compensation programs are designed to:
•	attract, retain and motivate highly qualified Executives;

•	align Executive compensation with shareholder value creation; and

•	ensure that rewards are commensurate with performance.
          At least annually, the Committee reviews 3Com’s Executive compensation programs and policies in light of the above philosophy, as well as changes and trends in the marketplace. The Committee retains the services of a leading compensation consulting firm to advise on pay levels and mix, incentive plan design, and performance measurement. To assess market pay levels and mix, the Committee relies upon published surveys and publicly-disclosed compensation data for executives with comparable responsibilities at other high technology companies, including those of comparable size and business focus. In addition, the Committee reviews 3Com’s incentive plan designs and performance linkages to ensure that the plans continue to support the company’s strategic and operational goals. The Committee also reviews the performance of the Executives against pre-established objectives to set incentive awards on a semi-annual basis.
Components of Compensation
          Executive compensation at 3Com consists primarily of base salary, a short-term cash incentive opportunity, and long-term equity-based incentives consisting primarily of stock options and restricted stock.
Base Salary
          3Com targets Executive base salaries at the 60th percentile of the competitive market. In determining each Executive’s base salary, the Committee considers competitive market data for similar positions at high technology companies, individual responsibilities and performance, and internal equity within 3Com. In June 2006, the Committee conducted its scheduled Executive salary review. Based upon market data and 3Com’s overall performance, no base salary increases were awarded and existing salary levels were maintained.
Cash Incentive
          3Com’s Executive Bonus Plan rewards Executives for the attainment of key Company goals and targets cash incentives at the 50th percentile of the competitive market. For fiscal 2007, the Chief Executive Officer’s target cash incentive opportunity is 100% of annual base salary and the target opportunities for other Executives range from 65% to 100% of annual base salary. If bonuses are earned in fiscal 2007, the corresponding cash payments will be made in January and July 2007.

          For fiscal 2006, bonus payments for all Executives were contingent upon achievement of corporate net income targets, consolidated revenue goals and other key financial objectives. Potential payments for fiscal 2006 ranged from zero to 200% of target. For the first half, achievement of financial metrics enabled a bonus equaling 50% of target amounts. For the second half of fiscal 2006, although previously-established metrics were not achieved, the Committee approved discretionary bonus payments after considering 3Com’s performance during the period, current market conditions and the performance of individual officers. Mr. Claflin, the CEO for the first eight months of fiscal 2006, received a bonus equal to 50% of his cash incentive target amount for the first half of fiscal 2006 and received a prorated bonus of $36,164 for the second half of fiscal 2006 pursuant to the terms of his severance agreement. Mr. Murray, the CEO for the remainder of the second half of fiscal 2006, received a bonus equal to $113,975 (approximately 50% of his cash incentive target bonus amount for the second half of fiscal 2006, prorated for time in position) per the terms of his employment agreement. The other Executives also received a bonus equal to 50% of their cash incentive target amounts for the first half of fiscal 2006 and received a bonus equal to 25% of their cash incentive target amounts for the second half of fiscal year 2006. In addition, Mr. Dechant, in accordance with his offer letter, received a pro-rated bonus equal to 75% of his target amount for the fourth quarter of fiscal 2006. Bonus awards were prorated where appropriate for time in position and adjusted for compensation changes during the period.
Equity Incentives
          Executives’ compensation mix emphasizes equity incentives. Consequently, equity compensation for 3Com’s Executives is normally targeted at the 65th percentile of the market comparisons. Executive equity grants are determined by reviewing a composite set of data including Black-Scholes valuation estimates of disclosed grants made by comparable companies, third-party survey data, internal comparisons, and potential incremental share dilution. The Committee believes that equity compensation should be emphasized because it most directly links Executive and shareholder interests. 3Com’s equity incentives at the Executive level have been in the form of stock options, restricted stock with time-based vesting, restricted stock with performance vesting and restricted stock with performance-accelerated vesting (PAVRS). Stock options are issued at an exercise price equal to the fair market value on the date of grant and typically vest in equal annual installments over four years.
          For fiscal 2006, 3Com granted stock options, restricted stock with time-based vesting, restricted stock with performance vesting and restricted stock with performance-accelerated vesting (PAVRS) to Executives. The PAVRS cliff-vest after four years unless certain performance goals are achieved. For the fiscal 2006 PAVRS grant, two accelerated vesting scenarios were established, the second of which would be available if the requirements under the first were not met. Under the first scenario, 50% of the shares were to vest after the completion of fiscal 2006 and the remaining 50% would have vested at the end of fiscal 2007 if certain operational and financial targets were met during each fiscal year. For fiscal 2006, 3Com’s performance fell below the threshold for acceleration and, as a result, the first 50% of the grant did not accelerate. Under the second scenario, 50% of the shares would vest after the completion of fiscal 2007 if certain operational and financial targets were met during that fiscal year and 100% of the shares would vest if a set of more challenging targets were met. In the event that vesting is accelerated on any PAVRS, the Executive will be required to hold those shares for at least one year except for the surrender of shares to 3Com to satisfy any tax withholding obligations that arise upon the vesting date.
          For fiscal 2007, the Committee recently approved equity grants to Executives, including stock options, restricted stock with performance vesting and restricted stock with time-based vesting, in order to provide appropriate long-term incentives. Again, as in fiscal 2006, the Committee took into account the dilutive effect of stock option grants alone and in combination with the use of restricted stock. For fiscal 2007, stock options will vest 25% per year over four years. Restricted stock with time-based vesting will vest 16.7% semi-annually over three years. We also granted restricted stock to two Executives that vest, if at all, solely upon consummation of a transaction whereby 3Com acquires additional interest in, or recapitalizes, Huawei-3Com Co., Ltd., our China-based joint venture. These Executives may not dispose of vested shares for a period of one year after they vest, except to pay for tax withholding obligations that arise upon the vesting date.
          3Com encourages all employees, including Executives, to participate in stock ownership through the tax-qualified Employee Stock Purchase Plan (ESPP). The ESPP, in accordance with Internal Revenue Service guidelines, gives employees the opportunity to purchase 3Com stock with up to 10% of their base salary and bonuses, which in turn permits employees and Executives to increase their ownership in 3Com and further aligns their economic interests with those of the shareholders. The purchase price at which 3Com stock may be acquired under the ESPP is equal to eighty-five percent (85%) of the lesser of (a) the fair market value of the shares on the first day of a six-month offering period or (b) the fair market value of the shares on the last day of the six-month offering period.
CEO Compensation
          The Chief Executive Officer’s salary, bonus and equity grants follow the policies set forth above. In determining Mr. Claflin’s compensation package for fiscal year 2006, the Committee considered compensation practices at other high-tech companies with which 3Com competes for talent and conducted a full Executive compensation review. During this review, the Committee determined that Mr. Claflin’s current annual base salary of $825,000 would not change. Mr. Claflin’s bonus opportunity was targeted at 100% of salary with a potential payout range from zero to 200% of this target amount. For fiscal year 2006, Mr. Claflin received a total cash bonus payment of $242,414. For fiscal 2006, Mr. Claflin was granted 500,000 stock options, restricted stock with time-based vesting of 200,000 shares, and PAVRS of 200,000 shares.
          Pursuant to Mr. Claflin’s Management Retention Agreement, an amount equal to 200% of his annual target cash compensation, plus an amount equal to a pro-rata share of his 2004 target bonus less applicable Medicare withholding (the “Retention Benefit”) was credited to his 3Com Deferred Compensation Plan Account in the first quarter of fiscal year 2004. The pro-rated 2004 target bonus amount vested at the end of fiscal year 2004. The remaining balance of the Retention Benefit was divided into three equal portions, each to vested annually, beginning on July 15, 2004. The first vested portion of his Retention Benefit in the amount of $1,201,723 was distributed to Mr. Claflin from his 3Com Deferred Compensation Plan Account in January 2005. The second portion vested on July 15, 2005 and this portion of his Retention Benefit, in the amount of $1,214,278, was distributed to Mr. Claflin from his 3Com Deferred Compensation Plan Account in January 2006. The final portion of his Retention Benefit vested upon the execution of, and pursuant to, his severance agreement and will be paid in September 2006. The estimated amount of this payment is $1,232,000.
          In determining the recommendation to the full Board for Mr. Claflin’s severance package, the Committee considered the requirements of his existing contract, the total value of the package and the impact to the Company from a cash and equity dilution perspective. During negotiations, the Committee considered alternative severance benefits and weighed the cost of each. Many of the provisions agreed to were pursuant to existing severance arrangements with Mr. Claflin. The Committee also consulted external advisors to obtain their view of the competitive landscape for severance benefits. The Committee also considered the need for an orderly transition of the CEO and the desire to secure Mr. Claflin’s services as a consultant during this transition period. Pursuant to Mr. Claflin’s severance agreement, Mr. Claflin received or will receive (a) a payment of $46,920, which is composed of a $45,000 payment in lieu of two years long-term disability coverage and 4.5% annual interest for the term beginning on Mr. Claflin’s termination date (February 3, 2006) and ending on the targeted payment date (January 15, 2007), (b) a payment of $3,440,770 which is composed of a lump sum severance payment equal to $3,300,000 and 4.5% annual interest for the term beginning on Mr. Claflin’s termination date and ending on the targeted payment date, (c) health, dental, and vision coverage beginning on Mr. Claflin’s termination date and continuing for a 2-year period, for which the estimated aggregated monthly company-paid premiums total $18,821, (d) two years of extended group term life insurance coverage, for which the estimated aggregated premiums total $6,156, and (e) two years of extended group individual life insurance coverage for $10,000,000, for which the estimated aggregated premiums total $128,530. In addition, Mr. Claflin received acceleration of vesting of the unvested portion of his option to acquire 500,000 shares of 3Com common stock granted to him on July 1, 2005, and acceleration of vesting of 325,000 shares of 3Com common stock pursuant to an option granted to him on August 1, 2003. He forfeited any remaining unvested options. Mr. Claflin received accelerated vesting of 50% of the unvested portion of all restricted stock granted to him and reacquisition by the Company of the remaining 50%.
          In determining Mr. Murray’s compensation package for fiscal year 2006, the Committee again considered compensation practices at other high-tech companies with which 3Com competes for talent and conducted a full Executive compensation review. During this review, the Committee set Mr. Murray’s annual base salary at $650,000 and targeted his bonus opportunity at 100% of his salary with a potential payout range from zero to 200% of this target amount. For fiscal year 2006, Mr. Murray received a total cash bonus payment of $113,975. For fiscal 2006 and pursuant to Mr. Murray’s Employment Agreement, Mr. Murray was granted 3,500,000 shares of the Company’s common stock at an exercise price of $4.51 per share, 2,500,000 shares of the Company’s common stock at an exercise price of $4.51 per share, 3,000,000 shares of the Company’s common stock at an exercise price of $5.00 per share, and 3,000,000 shares of the Company’s common stock at an exercise price of $6.00 per share. In addition, he was granted 500,000 shares of performance vesting restricted stock, which will vest if, and only if, the company achieves profitability in two of the first five fiscal quarters following the commencement of Mr. Murray’s employment, also pursuant to Mr. Murray’s Employment Agreement. It was expected that the Company would not make additional equity awards to Mr. Murray in the near term, other than those described above. In determining to recommend Mr. Murray’s employment package to the full Board, the Committee considered the total value of the package and the impact to the Company from a cash and equity dilution perspective. During negotiations, the Committee considered alternative compensation and incentive elements and weighed the cost of each. The Committee also consulted external advisors to obtain their view of the competitive landscape for CEO compensation and reviewed benchmarking data. The Committee desired to align Mr. Murray’s compensation with 3Com’s shareholders by tying his equity to the achievement of profitability and to increased shareholder value. As Mr. Murray’s departure from 3Com was voluntary, he did not receive any severance benefits and none of his options or restricted shares vested. In August 2006, we approved a similar compensation package for our new Chief Executive Officer, Edgar Masri, the terms of which were disclosed in a Current Report on Form 8-K filed with the SEC on August 9, 2006.
Compliance with Section 162(m) of the Internal Revenue Code
          Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation of more than $1 million paid to the corporation’s CEO and four other most highly compensated Executives. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Committee has reviewed 3Com’s Executive Bonus Program and has weighed the benefits of compliance against the burdens. While the Committee’s intent is to maximize the deductibility of Executive compensation to the extent reasonable, the Committee has chosen not to qualify the Executive Bonus Plan or the PAVRS plan at this time in order to maintain flexibility. The Committee believes that any loss of deductibility will not be material to 3Com’s results and that the burdens of compliance outweigh the benefits. 3Com’s stock option plans, however, are designed to comply with Section 162(m), so stock option grants under the plans are generally tax deductible upon exercise.
THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Gary T. DiCamillo, Chair
Paul G. Yovovich

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
          The Audit and Finance Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of financial controls. In fulfilling its oversight responsibilities during fiscal 2006, the Audit and Finance Committee periodically:
•	reviewed and discussed the unaudited and audited financial statements with management and our independent registered public accounting firm, Deloitte & Touche LLP;

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Deloitte & Touche;

•	reviewed 3Com’s financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.
          The Audit and Finance Committee also reviewed with Deloitte & Touche, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Deloitte & Touche’s judgment as to the quality, and not just the acceptability, of our accounting principles as applied in our financial reporting and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted accounting principles. The Audit and Finance Committee periodically met with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of 3Com’s financial reporting.
          In addition, the Audit and Finance Committee discussed with Deloitte & Touche the independence of Deloitte & Touche from us and our management. The Audit and Finance Committee received from Deloitte & Touche the written disclosures required by the Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche any matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit and Finance Committee also considered the compatibility of Deloitte & Touche’s non-audit services with the standards for auditors’ independence. The Audit and Finance Committee discussed with Deloitte & Touche the overall scope and plans for their audit.
          Each of the directors who serves on the Audit and Finance Committee is “independent”” within the meaning of the rules of the NASDAQ Stock Market and the SEC and meets the financial literacy and expertise requirements of the NASDAQ Stock Market and regulations promulgated by the SEC. The Audit and Finance Committee has adopted a written charter, which was updated and revised on June 30, 2004. During fiscal 2006, the Audit and Finance Committee met ten times.
          Based on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 2, 2006 for filing with the SEC. The Audit and Finance Committee also selected, subject to stockholder approval, Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 1, 2007.
AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS
David C. Wajsgras, Chair
Julie St. John
James R. Long

COMPARISON OF STOCKHOLDER RETURN
          Set forth below is a line graph comparing the cumulative total return of our common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index, our New Peer Group(1) and our Old Peer Group(1) for the period commencing on June 1, 2001 and ending on June 2, 2006 (fiscal year end)(2)(3). We historically have constructed our peer group based on comparable market offerings, revenue composition and size. In re-evaluating our peer group this year, we removed two peers (one is no longer publicly-traded and the other is no longer significantly comparable with us due to changed product mix and substantial differences in relative size). We also added two new peers; in light of the evolving nature of our business, we believe these additions to the peer group provide a more meaningful comparison in terms of size, product offerings and other relevant factors.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG 3COM CORPORATION, THE S & P 500 INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

* $100 invested on 6/1/01 in stock or on 5/31/01 in index-including reinvestment of dividends. Index calculated on month-end basis.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

DATA POINTS FOR PERFORMANCE GRAPH

	June 1,	May 31,	May 30,	May 28,	June 3,	June 2,
	2001	2002	2003	2004	2005	2006
3Com Corporation	100.00	97.03	85.69	112.91	61.78	83.07
S&P 500	100.00	86.15	79.21	93.72	101.44	110.21
New Peer Group	100.00	80.04	83.28	114.16	97.85	104.32
Old Peer Group	100.00	89.25	97.10	123.60	118.06	104.66

(1)	Our New Peer Group consists of Avaya, Inc., Cisco Systems, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Internet Security Systems Inc. and Netgear Inc. Our Old Peer Group consists of Avaya, Inc., Cisco Systems, Inc., Dell Computer Corporation, Enterasys Networks, Inc., Extreme Networks, Inc. and Foundry Networks, Inc.

(2)	Assumes that $100.00 was invested on June 1, 2001 in our common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(3)	3Com uses a 52-53 week fiscal year ending on the Friday nearest to May 31.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
          Stockholder proposals that are intended for inclusion in our proxy statement relating to the 2007 Annual Meeting of Stockholders must be received at our principal executive offices at 350 Campus Drive, Marlborough, Massachusetts 01752-3064 no later than April 26, 2007 and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for that meeting.
          If a stockholder wishes to present a proposal at our 2007 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to June 22, 2007, which is the deadline determined in accordance with our bylaws. If a stockholder gives notice of such a proposal after the bylaw deadline, the stockholder will not be permitted to present the proposal at the meeting.
TRANSACTION OF OTHER BUSINESS
          At the date of this Proxy Statement, the only business that the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
          Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our bylaws, for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to us not later than 90 days prior to the next annual meeting (under the assumption that the next annual meeting will occur on the same calendar day as the day of the most recent annual meeting). As to each proposed matter, the notice must include the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our stock that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors,

/S/ NEAL D. GOLDMAN

Neal D. Goldman, Secretary

August 24, 2006
Marlborough, Massachusetts

VOTE BY INTERNET - www.proxyvote.com
C/O AMERICAN STOCK TRANSFER & TRUST CO. 59 MAIDEN LANE NEW YORK, NY 10038
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by 3Com Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3Com Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	3COMC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

3COM CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	ELECTION OF FOUR CLASS II DIRECTORS: EACH
	TO HOLD OFFICE FOR A TWO-YEAR TERM:	For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
		All	All	Except
Nominees:

	01) ERIC A. BENHAMOU	☐	☐	☐
02) GARY T. DICAMILLO
03) JAMES R. LONG
04) RAJ REDDY

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending June 1, 2007.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Please date and sign exactly as your name or names appear(s) herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

3COM CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
          The undersigned hereby appoints Eric A. Benhamou and Neal D. Goldman, and either of them, as proxy holders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation to be held at the Company’s headquarters at 350 Campus Drive, Marlborough, Massachusetts on Wednesday, September 20, 2006 at 8:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.
          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 2006, and a copy of 3Com’s fiscal 2006 Annual Report on Form 10-K. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of 3Com, gives notice of such revocation.
          WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR EACH NOMINEE SET FORTH HEREIN, FOR THE RATIFICATION OF ACCOUNTANTS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(PLEASE SIGN ON THE REVERSE)